Exhibit 7.2

REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

THIS REGISTRATION RIGHTS AND LOCK-UP AGREEMENT ("Agreement") is entered into by and between Xedar Corporation, a Colorado corporation (the "Company"), and _________________________________ ("Stockholder").

1.	Description of Transaction; Issuance of Stock

(a) Effective December 31, 2006, pursuant to the terms of that certain Agreement and Plan of Merger, dated December ____, 2006 (the "Merger Agreement"), by and among Premier Data Services, Inc., a Delaware corporation ("PDS"), the Company, and PDS Acquisition Corp., a Colorado corporation ("Acquisition Corp."), and wholly owned subsidiary of the Company, Acquisition Corp merged with and into PDS, with PDS being the surviving corporation (the "Merger").

(b) Pursuant to the terms of the Merger Agreement, upon the effective date of the Merger (the "Effective Date"), each share of common stock, $0.001 par value per share, of PDS (the "PDS Common Stock"), by virtue of the Merger and without any action on the part of the holder thereof, was converted into the number of shares of the common stock, no par value per share, of the Company (the "Company Common Stock") equal to 0.78199 shares of Company Common Stock for each 1 share of PDS Common Stock.

(c) Pursuant to the terms of the Merger Agreement, upon the Effective Date, each share of the preferred stock, designated Series A, $0.001 par value per share, of PDS (the "PDS Preferred Stock"), by virtue of the Merger and without any action on the part of the holder thereof, was converted into the number of shares of Company Common Stock equal to 1.25922 shares of Company Common Stock for each (1) share of PDS Preferred Stock.

(d) Prior to the Merger, Stockholder was a holder of PDS Common Stock and/or PDS Preferred Stock. As a result of the Merger, Stockholder is now a holder of Company Common Stock. In accordance with the term of the Merger Agreement, Stockholder and the Company now desire to enter into this Agreement to provide for the registration rights granted hereby in favor of Stockholder and the lock-up restrictions granted hereby in favor of the Company as set forth below.

2.	Registration Rights

The Company covenants and agrees with the Stockholder as follows:

2.1	Definitions

For purposes of this Agreement:

(a) The term "Act" means the Securities Act of 1933, as amended.

(b) The term "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 2.8 hereof

(c) The term "1934 Act" means the Securities Exchange Act of 1934, as amended.

(d) The term "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(e) The term "Registrable Securities" means (i) the Company Common Stock issued or issuable pursuant to the terms of the Merger Agreement and (ii) any shares of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the Company Common Stock referenced in (i) above.

(f) The number of shares of Registrable Securities outstanding shall be determined by the number of Registrable Shares outstanding that are, and the number of Registrable Shares issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

(g) The term "SEC" shall mean the U.S. Securities and Exchange Commission.

2.2	Registration

(a) Within ninety (90) days of the Purchase Date, the Company shall (i) use all reasonable efforts to prepare and file a registration statement under the Act with the SEC covering the Registrable Securities, and (ii) use all reasonable efforts to cause such registration statement to become effective within one hundred and eighty (180) days of the Purchase Date.

(b) The Company shall not be required to file a registration statement pursuant to this Section 2.2 if the Company shall furnish to Holders a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed at such time, in which event the Company shall have the right to defer such filing for a period of not more than thirty (30) days after delivery of the certificate.

       2.3       Obligations of the Company

Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and keep such registration statement effective for a period of three hundred sixty five (365) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(c) furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) use all reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and

(g) cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

      2.4        Information from Holder

It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder, that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

2.5	Expenses of Registration

All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to this Section 2, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders shall be borne by the Company.

2.6	Delay of Registration

The Company and each Holder shall not have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.7	Indemnification

In the event any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners or officers, directors and shareholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws; and the Company will reimburse each such Holder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder or underwriter to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this Section 2.7(b), for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), provided that in no event shall any indemnity under this Section 2.7(b) exceed the gross proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.7 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.7, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.7.

(d) If the indemnification provided for in this Section 2.7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Notwithstanding the foregoing, no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(g) The obligations of the Company and Holders under this Section 2.7 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2, and otherwise.

2.8	Assignment of Registration Rights

The rights of the Holders of the Registrable Securities pursuant to this Section 2 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities, subject to applicable securities laws, provided that: (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Registrable Securities with respect to which such registration rights have been assigned, (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, and (iii) such assignment shall be effective only if such transfer complies with applicable terms of the Act.

3. Lockup; Restrictive Legends; Stop-Transfer Orders

3.1 Lockup Agreement

Stockholder and the Company agree that all Company Common Stock received by Stockholder as a result of the Merger shall be subject to the "Lockup Agreement" set forth in this Section 3.1, and such shares of Company Common Stock shall be referred to herein as the "Lockup Shares." Stockholder hereby agrees that, without the prior written consent of the Company (which consent may be withheld at the sole discretion of the Company), during the period commencing on the Effective Date and ending three hundred sixty five (365) days thereafter (“Lockup Period”), Stockholder will not: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of its Lockup Shares or any securities convertible into or exercisable or exchangeable for any of its Lockup Shares; or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of its Lockup Shares, whether or not any such transaction described in clause (i) or (ii) above is to be settled by delivery of its Lockup Shares, in cash or otherwise.

3.2	Legend

The certificate or certificates representing the Lockup Shares shall bear the legends in substantially the form set forth below in this Section 3.2, and any legends required by applicable state securities laws:

"THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS."

“THE SECURITIES EVIDENCED HEREBY ARE SUBJECT TO A LOCKUP AGREEMENT CONTAINING RESTRICTIONS ON SALE AND TRANSFER. THE SECURITIES EVIDENCED HEREBY MAY NOT BE TRANSFERRED, EXCEPT IN ACCORDANCE WITH AND SUBJECT TO SUCH RESTRICTIONS ON SALE AND TRANSFER.

NO TRANSFER MADE IN VIOLATION OF SUCH RESTRICTIONS SHALL BE VALID”

3.3	Stop-Transfer Notices

Stockholder agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate "stop transfer" instructions to its transfer agent, if any, and that, if the Company records transfer of its own securities, it may make appropriate notations to the same effect in its own records.

3.4	Refusal to Transfer

The Company shall not be required (i) to transfer on its books any Lockup Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Lockup Shares, or to accord the right to vote or pay dividends, to any purchaser or other transferee to whom such Lockup Shares shall have been so transferred.

4.	Miscellaneous

4.1	Governing Law; Jurisdiction and Venue

This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state of Colorado without giving effect to principles of conflicts of law. The parties irrevocably consent to the jurisdiction and venue of the state and federal courts located in the city and county of Denver, Colorado, in connection with any action relating to this Agreement.

4.2	Entire Agreement; Enforcement of Rights

This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

4.3	Severability

If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

       4.4       Titles; Construction

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto on account of the identity of the drafter.

4.5	Notices

Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given (i) upon personal delivery to the party to be notified, (ii) one business day after deposit with a nationally recognized overnight courier service, prepaid for overnight delivery and addressed to the party to be notified at the address indicated for such party on the signature page hereto or at such other address as such party may designate pursuant to the notice provisions of this Section 4.5, or (iii) three days after deposit with the U.S. Postal Service, postage prepaid, registered or certified with return receipt requested and addressed to the party to be notified at the address indicated for such party on the signature page hereto or at such other address as such party may designate pursuant to the notice provisions of this Section 4.5.

4.6	Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

4.7	Successors and Assigns

The rights and benefits of this Agreement shall inure to the benefit of, shall be binding upon, and be enforceable by and against the Company and the Company’s successors and assigns. The term “successor” shall include, but not be limited to, any person, including an entity, which acquires or consolidates with the Company or a successor of the Company or which acquires the business of the Company in any transaction, including a reorganization transaction, or in a series of transactions or reorganization transactions. The rights and obligations of Stockholder under this Agreement may only be assigned with the prior written consent of the Company or as provided in this Agreement.

4.8	Expenses

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, intending to be legally bound, as of the date first set forth above:

Stockholder:

Company:

Xedar Corporation, a Colorado corporation

By:       /s/ Hugh H. Williamson, III
Hugh H. Williamson, III
President and CEO